Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Susan Turcmanovich
Pennsylvania American Water
T: 570-351-0120
Pager: 888-441-2138
susan.turcmanovich@amwater.com

PENNSYLVANIA AMERICAN WATER CLOSES ACQUISITION OF SCRANTON WASTEWATER SYSTEM

Transaction ranks among largest wastewater acquisition in company history

SCRANTON, Pa. (December 29, 2016) – Pennsylvania American Water, a wholly owned subsidiary of American Water, announced today that it has completed the acquisition of the wastewater system assets of the Scranton Sewer Authority (SSA). The purchase price is approximately $195 million.

The newly acquired system provides wastewater service to approximately 31,000 customers in Scranton and Dunmore. Pennsylvania American Water already provides water service to residents and businesses in both communities. The transaction represents one of American Water’s largest wastewater acquisitions in the parent company’s history.

“This acquisition marks a significant milestone for our company and our employees, based on the size and scope of this wastewater operation and the environmental challenges facing the system,” said Pennsylvania American Water President Kathy L. Pape. “We bring both the technical expertise and financial resources to meet these challenges and provide a long-term wastewater solution, while establishing a plan to maintain reasonable rates for the customers.”

The transaction’s closing follows a lengthy regulatory approval process by the U.S. Environmental Protection Agency (EPA), Pennsylvania Department of Environmental Protection (DEP), the U.S. Department of Justice, and the Pennsylvania Public Utility Commission (PUC). The wastewater system is under an EPA Consent Decree that mandates significant upgrades, totaling an estimated $140 million, to bring the system into environmental compliance. As the system’s owner, Pennsylvania American Water will continue the projects started by the SSA and assume the SSA’s obligations under the Consent Decree.

As part of the PUC’s approval of the purchase, Pennsylvania American Water agreed to adopt the existing wastewater rates for customers served by the SSA system, although such rates will now be billed on a monthly rather than bi-monthly basis. The PUC regulates the company’s rates, rules and regulations of service, so any future rate change will need to be reviewed and approved by the PUC.

"Our employees have been providing water service for a long time for the Scranton and Dunmore communities, and we are very pleased to now be the wastewater provider as well,” said Pape. “We are also excited to welcome the SSA employees to the Pennsylvania American Water team.”

All of the approximately 80 SSA workers who operate the wastewater system have been offered employment. The employees are represented by the Teamsters Union, Local 229, who voted on Dec. 2, to ratify a new contract offered by Pennsylvania American Water. The employees gain immediate access to the training, development and career opportunities in any of the operations of Pennsylvania American Water or its parent company.

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PENNSYLVANIA AMERICAN WATER CLOSES ACQUISITION OF SCRANTON WASTEWATER SYSTEM

Pennsylvania American Water’s purchase of the sewer system enables SSA to pay off its existing debt.

Under the purchase agreement, Pennsylvania American Water also committed to bring 100 new jobs to Scranton by 2020. "As we continue to invest in the region and expand our operations, these will be important jobs to support not only Pennsylvania but the growth of our national footprint," said American Water Chief Operating Officer Walter Lynch. “We expect the new jobs to generate a very positive economic impact for the Greater Scranton Area."

This acquisition adds to the company’s series of large municipal wastewater transactions. In December 2015, Pennsylvania American Water acquired the wastewater assets of Fairview Township, York County. On October 31, 2016, the company purchased the wastewater assets of the Borough of New Cumberland in Cumberland County. In September 2016, Pennsylvania American Water executed an agreement to acquire the wastewater system assets of the Municipal Authority of the City of McKeesport, Allegheny County, which is currently pending regulatory approvals. Pennsylvania American Water now operates wastewater systems in Adams, Beaver, Butler, Chester, Clarion, Cumberland, Lackawanna, Monroe, Northumberland, Pike, Washington and York counties.

Pennsylvania American Water, a wholly owned subsidiary of American Water (NYSE: AWK), is the largest water utility in Pennsylvania, providing high-quality and reliable water and/or wastewater services to approximately 2.3 million people. Founded in 1886, American Water is the largest publicly traded U.S. water and wastewater utility company. Marking its 130th anniversary this year, the company employs more than 6,700 dedicated professionals who provide regulated and market-based drinking water, wastewater and other related services to an estimated 15 million people in 47 states and Ontario, Canada. More information can be found at www.amwater.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to, among other things, anticipated capital investments, the ability of Pennsylvania American Water to comply with the Consent Decree, and the ability to achieve certain benefits, synergies and goals relating to the transaction and the acquired operations.  These statements are based on the current expectations of management of Pennsylvania American Water. There are a number of risks and uncertainties that could cause actual results to differ materially from these forward-looking statements, including with respect to (1) the occurrence of the benefits and synergies expected or predicted to occur as a result of the acquisition; (2) unexpected costs, liabilities or delays associated with the integration of the acquired business; (3) regulatory, legislative, local or municipal actions affecting the water and wastewater industries, which could adversely affect Pennsylvania American Water; (4) Pennsylvania American Water’s ongoing compliance with the Consent Decree; and (5) other economic, business and other factors.  Forward-looking statements are not guarantees or assurances of future performance or results, and Pennsylvania American Water and its affiliates do not undertake any duty to update any forward-looking statement.

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